Exhibit 10.62

Gary Parsons, Chairman & CEO

Gary.parsons@xmradio.com

(703) 390-2749

February 26, 2004

Alexander H. Good

5303 Westridge Drive

Boulder, Colorado 80301

Re:	Employment Agreement

Dear Alex:

We are pleased to welcome you to Mobile Satellite Ventures and look forward to having you with us. The purpose of this letter is to set forth an Agreement of the terms and conditions of your employment with Mobile Satellite Ventures, LP (the Company).

The Company hereby agrees to employ the Executive and the Executive agrees to be employed under the terms and conditions set forth below.

1.	Title and Reporting: Your title will initially be Vice Chairman and Chief Executive Officer of Mobile Satellite Ventures LP and you will immediately be elected to the Board of Directors. Within eighteen months of the date of this Agreement you will assume the role of Chairman of the Board of MSV LP, subject to final Board approval. You shall report to the Board of Directors.

2.	Duties and Responsibilities: You will be responsible for the overall management and direction of the Company including existing operations, business planning, strategic positioning and all activities normally associated with the role of Chief Executive Officer and such additional responsibilities as the Board may from time to time assign. Such additional duties may include serving as an. officer or director on subsidiaries of the Company.

3.	Term: The term of the Agreement shall commence on the date of signature of the last party hereto and shall mirror the vesting period for all unit option grants provided to the Executive; provided however, that termination short of such period shall be governed by Paragraph 14 below or the Change of Control Agreement dated February , 2004, whichever is relevant.

4.	Salary: You will have an initial salary of $375,000, to be paid periodically and in accordance with the normal practices of the Company. The Executive will receive a salary review on an annual basis.

5.

Cash Bonus: The Executive shall have the opportunity to earn an annual cash bonus to be paid in the first quarter of each year. The expected cash bonus will be 50% of Executive’s annualized ending salary for the previous year. The objectives for achieving the cash bonus would be mutually agreed by the Executive and the Board. The objectives will include a component for the

Mobile Satellite Ventures LP	10802 Parkridge Boulevard, Reston, Virginia, 20191-5416

continued efficient operation of the business; however, the bonus will e weighted toward development of the next generation business, including regulatory, M&A, and funding. There is no maximum or minimum bonus, provided however, that for 2004 to be paid in the first quarter of 2005, the cash bonus would be guaranteed to be not less than half of 80% of the Executive annualized ending salary.

6.	Unit Options in MSV LP: You would immediately be granted options on 400,000 units in the MSV LP 2001 Unit Incentive Plan, as amended, at a strike price of $6.45 and a three years vesting period consistent with the MSV LP Unit Option Agreement granted MSV employees at the inception of the Plan in December 2001. You would be awarded not less than an additional 200,000 shares on the first anniversary of this Agreement at a strike price of the lower of $6.45 or such amount as evidenced by its most recent fundraising. The treatment of the unit options shall be consistent with the MSV LP 2001 Unit Incentive Plan (as amended from time to time) and the Change of Control Agreement dated February _, 2004, which shall be appended hereto and included by reference in this Agreement.

7.	Stock Option in TerreStar Networks Inc. You will also be granted a similar award of 292,132 options to purchase common stock in TerreStar Networks Inc. (subject to Board approval of any stock incentive plan amendment that may be required to effect such grant) at a strike price of $.08886, or such other reasonable price as may be determined by the Board in good faith, to be the actual value. Vesting and other elements of the TerreStar 2002 Stock Incentive Plan will be consistent with those granted MSV employees at the inception of the Plan in July 2002 including without limitation the vesting upon change of control as specified in the Change of Control Agreement, dated February , 2004.

0.	Benefits: The Executive shall participate in all the benefit plans of the Company available to the Company’s senior executives, including:

a. Health and Dental Insurance as provided by the Company;

b. Tax deferred, company match 401 K or other savings plans;

c. Life and Disability insurance;

d. Four weeks of paid vacation, plus holidays;

1.	Location and Commuting Expenses: It is understood that your employment location would be at the corporate headquarters in Reston, Virginia. Upon starting your employment, you would initially commute to Virginia headquarters and will be reimbursed for travel and temporary housing expenses prior to your move. During this commuting period, you will spend an average of three nights per week (for example, Friday, Saturday and Sunday) at your home in Boulder, Colorado.

Mobile Satellite Ventures LP	10802 Parkridge Boulevard, Reston, Virginia, 20191-5416

Actual out of pocket commuting expenses will be reimbursed. For the period subsequent to the initial commuting, you would rent suitable family accommodations reasonably close to the Virginia headquarters, the cost of which would be reimbursed by the Company. It is anticipated that the total period of your reimbursement for commuting and renting would be for a total of approximately 180 days.

10.	Loss on Sale of Home: The Company shall offset, to a maximum of $200,000.00, any loss realized by the Executive on the sale of his home in Boulder, Colorado for less than the Executive’s original purchase price of $1.775M. The loss amount will be payable by MSV immediately upon the closing of the sale transaction.

11.	Moving and Relocation Expenses: The Company shall reimburse Executive for reasonable out-of-pocket moving and relocation expenses related to packing, transport and moving fees, flights for family members and real estate commission fees and also including up to three (3) house hunting trips by Executive and his spouse.

12.	Business Expenses: The Company shall reimburse the Executive for all reasonable business and professional expenses incurred by the Executive in connection with his employment with the Company in accordance with company policies.

13.	Outside Activities: The Company acknowledges that the Executive has and may initiate reasonable outside Board and philanthropic endeavors as long as they do not pose a conflict of interest with the business of MSV or impede his ability to perform his Duties and Responsibilities.

14.	Termination by Company: (i) During the first six months of Executive’s employment, should the Company undergo a Change in Control resulting in termination of the Executive, or should the Company terminate the Executive without cause,. Executive shall be entitled to an immediate one time payment of no less than 1.0 times (Ix) annual salary plus target bonus, an immediate vesting of all unit options and shall be entitled to maintain all benefits provided in Paragraph 8 above for a period of one year. (ii) Any termination due to a Change in Control or without cause after the first six months of Executive’s employment shall be governed by the Change of Control Agreement attached hereto.

Termination “without cause” shall be defined as any termination that is not for “Cause” as that term is defined in section 8.4 of the Change of Control Agreement attached hereto. “Change in Control” shall also be as defined in section 8.5 of the Change of Control Agreement attached hereto. Any inconsistency between the use and interpretation of terms used herein and in the Change of Control Agreement shall be governed by the interpretation and meaning given them in the Change of Control Agreement.

If Executive is terminated for cause (as defined in section 8.4 in the Change of Control Agreement attached hereto), the Executive’s compensation shall be limited to the salary and bonus due and payable at the date of the Executive’s termination and a limited right to exercise vested options only, in accordance with the Option Grant Agreements.

Mobile Satellite Ventures LP	10802 Parkridge Boulevard, Reston, Virginia, 20191-5416

15.	Change of Control Protections: The Executive and Company shall execute a Change of Control Agreement, dated February , 2004, a copy of which is appended hereto and incorporated by reference.

16.	Directors and Officer’s Liability Insurance Coverage and Indemnification for Official Acts: The Company warrants that it shall provide adequate D&O Liability insurance to protect Executive from liability from his duties as Vice Chairman (and subsequently Chairman) and Chief Executive Officer for MSV LP and any of its affiliates or subsidiaries. The Company shall indemnify the Executive for all awards, attorney’s fees and costs related to his employment with MSV LP that are not paid by such D&O insurance policy with the exception of such awards, attorney’s fees and costs that arise due to Executive’s willful and gross misconduct or conviction of a felony.

17.	Start Date: The Company acknowledges that Executive shall have a reasonable period not to exceed 45 days after the execution of this Employment Agreement to complete existing obligations.

18.	Choice of Law: This Agreement shall be governed by the Laws of Virginia.

19.	Counterparts, Severability and Notices: This Agreement may be executed in one or more counterparts each of which shall be deemed an original. If any part of this Agreement is found to be illegal or unenforceable, such determination shall not affect the enforceability of the remaining provisions which shall remain in effect. All notices shall be hand delivered to the Executive and if to the Company, by hand delivery to the President and COO or Legal Counsel.

Sincerely,

/s/ Gary Parsons
Gary Parsons
Chairman of the Board
MSV LP
Date Executed: February, 2004
AgA-d to and Accepted:

/s/ Alexander H. Good
Alexander H. Good
Executive
Date Executed: February 29, 2004

Mobile Satellite Ventures LP	10802 Parkridge Boulevard, Reston, Virginia, 20191-5416